NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

WEYERHAEUSER TO SELL MICHIGAN TIMBERLANDS

SEATTLE (September 16, 2019) —Weyerhaeuser Company (NYSE: WY) today announced an agreement to sell its 555,000 acres of Michigan timberlands to Lyme Great Lakes Holding LLC, an affiliate of The Lyme Timber Company LP, for $300 million in cash. The company expects to recognize a gain on the sale and anticipates no tax liability in conjunction with the transaction.

“This transaction in our Northern region encompasses a diverse mix of hardwood and softwood acres and is part of our ongoing effort to strategically optimize our timberlands portfolio,” said Devin W. Stockfish, president and chief executive officer of Weyerhaeuser. “Lyme will also welcome our exceptional team of highly skilled employees.”

“Weyerhaeuser’s Michigan timberlands have been managed for decades by an expert team of professionals, and we look forward to working with them,” said Jim Hourdequin, managing director and chief executive officer of The Lyme Timber Company LP. “We’re excited to be investing in a region known for the quality of its hardwood timberland, mill capacity, and logging and trucking infrastructure.”

The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2019.

About Weyerhaeuser

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 12 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In 2018, we generated $7.5 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

About Lyme Timber

Founded in 1976, The Lyme Timber Company LP is one of the oldest private timberland investment management organizations in the U.S. Our portfolio includes major forestland holdings in New York, Pennsylvania, West Virginia, Tennessee, Florida and California. We invest in and support operating businesses that employ teams to manage and add value to our timberland holdings. Our core timberlands are third-party certified through either the Sustainable Forestry Initiative (SFI) or the Forest Stewardship Council (FSC). We have specialized expertise in managing natural forests and structuring working forest conservation easements that protect forests while ensuring ongoing sustainable timber production. Learn more at www.lymetimber.com.

Forward Looking Statements

This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company’s expectations concerning the occurrence, timing and tax implications of the closing of its sale of timberlands. All forward-looking statements speak only as of the date hereof, are based on current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Weyerhaeuser may not be able to complete the sale of its Michigan timberlands within the stated time period, or at all, because of a number of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to a termination of the transaction under the terms of the purchase and sale agreement or the failure to satisfy other closing conditions. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the company’s operations, financial condition or results of operations. The company undertakes no obligation to update these forward-looking statements after the date of this news release.

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